UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2014

MSC Industrial Direct Co., Inc.

(Exact Name of Registrant as Specified in Its Charter)

New York	1-14130	11-3289165
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

75 Maxess Road, Melville, New York	11747
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (516) 812-2000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) and (e) On October 30, 2014, MSC Industrial Direct Co., Inc. (the “Company”) announced that Mr. Thomas Cox resigned from his position as Executive Vice President, Sales effective November 14, 2014.

In connection with Mr. Cox’s resignation, the Company entered into a Separation Agreement, dated October 30, 2014, with Mr. Cox. Under the terms of the Separation Agreement, in consideration for a general release and subject to compliance with non-competition, non-solicitation, confidentiality and cooperation provisions, Mr. Cox will receive (i) cash severance of $1,146,770, payable over a three-year period, (ii) a Board of Directors special recognition payment of $500,000 in recognition of Mr. Cox’s long-standing tenure and contribution, payable over a three-year period, (iii) continued vesting of outstanding restricted stock awards, (iv) acceleration of vesting of outstanding stock options, which stock options shall be exercisable for a period of 30 days following termination of employment in accordance with the terms of the Company’s 2005 Omnibus Incentive Plan, (v) COBRA health insurance coverage for up to 18 months and a Company lump sum payment in the amount of 18 months of the COBRA monthly premium rate if Mr. Cox has not become eligible under a new employer’s group health plan, (vi) continued use of the company-leased automobile for three years, and (vii) outplacement services for up to six months.

Item 7.01	Regulation FD Disclosure

The Company notes that the cash charges and non-cash charges related to the equity award modifications to be incurred in its fiscal first quarter as a result of the Separation Agreement described in Item 5.02 of this Form 8-K were not included in its fiscal first quarter guidance included in the Company’s press release, dated October 28, 2014. The Company does not undertake any obligation to update any forward-looking statements.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits:

Exhibit Index

Exhibit No.	Description
10.1	Separation Agreement, dated October 30, 2014 between MSC Industrial Direct Co., Inc. and Thomas Cox.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSC INDUSTRIAL DIRECT CO., INC.

Date: October 30, 2014	By:	/s/ Jeffrey Kaczka
	Name:	Jeffrey Kaczka
	Title:	Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Separation Agreement, dated October 30, 2014 between MSC Industrial Direct Co., Inc. and Thomas Cox.